Filed pursuant to Rule 424(b)(3)

Registration No. 333-262147

PROSPECTUS SUPPLEMENT No. 12

(to Prospectus dated January 24, 2022)

PARKERVISION, INC.

1,578,946 Shares of Common Stock

This Prospectus Supplement relates to the resale by the selling stockholder listed under the heading “Selling Stockholder” of up to 1,578,946 shares of our common stock, par value $0.01 per share (“Common Stock”) consisting of an aggregate of 1,052,631 shares of Common Stock and 526,315 shares of Common Stock underlying warrants (“Warrants”) issued pursuant to a securities purchase agreement dated December 14, 2021.

We will not receive proceeds from the sale of the shares of Common Stock by the selling stockholder. To the extent the Warrants are exercised for cash, we will receive up to an aggregate of $526,315 in gross proceeds.  We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes, including payment of litigation expenses.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 6, 2022.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our Common Stock is listed on the OTCQB Venture Capital Market under the ticker symbol “PRKR.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this Prospectus or Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2022

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue, Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.         Entry into a Material Definitive Agreement.

On November 30, 2022, ParkerVision, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with an accredited investor identified on Exhibit 10.1 hereof (the “Investor”) which provides for the sale of 1,000,000 shares of ParkerVision common stock, $0.01 par value (“Common Stock”), for a per share price of $0.20. The proceeds of $200,000 will be used for ongoing operations.

The Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Holder pursuant to which the Company will register the shares of Common Stock. The Company has committed to file the registration statement no later than April 7, 2023, and to cause the registration statement to become effective by June 30, 2023. The Registration Rights Agreement provides for liquidated damages upon the occurrence of certain events including failure by the Company to file the registration statement or cause it to become effective by the deadlines set forth above. The amount of the liquidated damages is 1.0% of the aggregate subscription amount paid by the Holder upon the occurrence of the event, and monthly thereafter, up to a maximum of 6%, or $12,000.

The Common Stock was offered and sold solely to an accredited investor on a private placement basis under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

The foregoing summaries of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of the agreements, which are attached as part of Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.

Item 3.02.         Unregistered Sales of Equity Securities.

The disclosures included in Item 1.01 are incorporated herein by reference to the extent required.

Item 9.01.         Financial Statements and Exhibits.

(d)         Exhibits:

Exhibit No.	Description
10.1	Securities Purchase Agreement dated November 30, 2022
10.2	Form of Registration Rights Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 6, 2022
PARKERVISION, INC.

By /s/ Cynthia French
Cynthia French
Chief Financial Officer